Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni, Ratula Roy
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS PROFITABLE FIRST QUARTER ON

REVENUE OF $22.6 MILLION REFLECTING EXPENSE MANAGEMENT INITIATIVES

NAPLES, Florida, May 6, 2009 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three months ended March 31, 2009 as summarized below:

Summary of First Quarter Results

($ in thousands, except per share data)	Three Months Ended March 31,
	2009	2008
Net revenue	$22,564	$29,367
Station operating income (SOI - non-GAAP)	5,377	8,065
Operating income	2,507	4,828
Net income*	8	1,187
Net income per diluted share*	$0.00	$0.05

*	Net income and net income per diluted share for the three month period ended March 31, 2009 reflects a pre-tax charge of $525,000, or $0.01 per diluted share, for loss on extinguishment of debt.

The $6.8 million, or 23.2% decline in net revenue during the three months ended March 31, 2009, compared with the same period in 2008 primarily reflects an overall downturn in advertising spending as a result of the weak macro-economic environment. Approximately 65% of the 2009 first quarter revenue decline was related to the Company’s Miami-Fort Lauderdale, Philadelphia and Las Vegas market clusters.

The decline in 2009 first quarter operating income reflects the impact of the revenue decline which more than offset company-wide cost containment measures which collectively resulted in an 18% reduction in total costs and expenses including a 16% reduction in costs of services, a 22% reduction in selling, general and administrative (including stock-based compensation) expenses and a 15% reduction in corporate general and administrative (including stock-based compensation) expenses.

First quarter 2009 station operating income (SOI), a non-GAAP financial measure, fell 33.3% or $2.7 million from the 2008 first quarter as the 19.3% decline in station operating expenses was more than offset by the lower net revenue levels in the period. The 2009 first quarter net income primarily reflects the lower operating income and the impact of a $0.5 million loss on extinguishment of long-term debt, which more than offset a $0.7 million reduction in interest expense resulting from lower borrowing costs and voluntary repayments of borrowings under the Company’s credit facility.

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Beasley Broadcast Group, 5/6/09	page 2

Please refer to the “Calculation of SOI,” and “Reconciliation of SOI to Net Income,” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “The economic recession and its impact on advertising spending, the radio industry, and Beasley Broadcast Group resulted in a significant decline in first quarter revenue. In the face of this environment, we believe that our profitable first quarter results highlight the benefits our vigilance in managing costs and our balance sheet. However, the revenue decline incurred during the period outpaced the benefits of company-wide cost containment programs resulting in a loss of operating leverage, which impacted SOI, operating income and net income comparisons.

“Throughout the first quarter we managed for the environment and profitability as we addressed those areas of our operating and financial structure which are in our control. Specifically, we further built our interactive business, strengthened our national sales representation, added network affiliations at select stations, contained costs at the station and corporate levels and lowered the Company’s outstanding bank debt while increasing cash and cash equivalents from 2008 year end levels.

“Reflecting this focus, first quarter interactive and off-air initiatives revenue grew by 3% year-over-year to $1.3 million from the first quarter of 2008. The 18% reduction in total cost and expenses in the 2009 first quarter reflects cost containment programs at the station and corporate levels including a headcount reduction of approximately 15% at the end of the 2009 first quarter compared with year ago levels and a partial quarter benefit of a company-wide salary reduction of 5% which began during the quarter.

“While the current economy has emerged as a strong headwind for all businesses, we expect that our ongoing approach to actively managing our station portfolio, balance sheet and capital structure, practicing prudent expense management and developing new revenue streams will serve the Company well when the economy and industry rebounds.”

Webcast Information

The Company will host a webcast today, May 6, 2009, at 11:00 a.m. ET to discuss its financial results and operations. Interested parties may access the webcast at the Company’s web site at www.bbgi.com. Questions from analysts and institutional investors may be e-mailed to ir@bbgi.com at any time up until 10:00 a.m. ET today. Management will answer as many questions as possible during the webcast. Following its completion, a replay of the webcast can be accessed for five days on the Company’s web site, www.bbgi.com.

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 44 stations (27 FM and 17 AM) located in eleven large- and mid-size markets in the United States.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses. SOI is a financial measure of performance that is not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use this non-GAAP financial measure for internal budgeting purposes. We also use SOI to make decisions regarding the possible acquisition or disposition of radio stations. SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of

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Beasley Broadcast Group, 5/6/09	page 3

these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

SOI is a measure widely used in the radio broadcast industry. While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2008. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: a continuation or worsening of the current economic downturn and regulatory changes, the effect of radio station acquisitions or dispositions that we may make, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of May 6, 2009, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

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Beasley Broadcast Group, 5/6/09	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2009	2008
Net revenue	$22,563,868	$29,367,381

Costs and expenses:

Cost of services (excluding depreciation and amortization shown separately below) (1) (2)	7,875,526	9,338,074

Selling, general and administrative (including stock-based compensation) (1) (3)	9,311,272	11,964,503

Corporate general and administrative (including stock-based compensation) (4)	2,139,135	2,521,262
Depreciation and amortization	730,937	715,948

Total costs and expenses	20,056,870	24,539,787
Operating income	2,506,998	4,827,594
Interest expense	(2,015,665)	(2,674,605)
Loss on extinguishment of long-term debt (5)	(525,000)	—
Other non-operating expenses	(33,586)	(222,000)
Interest income	78,577	103,922
Other non-operating income	3,750	39,894

Income before income taxes	15,074	2,074,805

Income tax expense	7,130	888,017

Net income	$7,944	$1,186,788

Basic and diluted net income per share	$0.00	$0.05

Dividends declared per common share	$0.00	$0.06

Basic common shares outstanding	22,288,782	23,241,923

Diluted common shares outstanding	22,351,002	23,337,228

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $302 and $1,082 for the three months ended March 31, 2009 and March 31, 2008, respectively.
(3)	Includes stock-based compensation of $21,949 and $62,585 for the three months ended March 31, 2009 and March 31, 2008, respectively.
(4)	Includes stock-based compensation of $271,063 and $435,091 for the three months ended March 31, 2009 and March 31, 2008, respectively.
(5)	We recorded a loss on extinguishment of long-term debt of $0.5 million, or $0.01 per diluted share on an after tax basis, related to a credit agreement amendment during the first quarter of 2009.

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Beasley Broadcast Group, 5/6/09	page 5

Selected Balance Sheet Data - Unaudited

(in thousands)

	March 31, 2009	December 31, 2008
Cash and cash equivalents	$4,502	$3,454
Working capital	12,643	13,475
Total assets	263,753	264,636
Long term debt, less current installments	167,600	170,037
Total stockholders’ equity	47,779	47,526

Selected Statement of Cash Flows Data - Unaudited

(in thousands)

	Three Months Ended March 31,
	2009	2008
Net cash provided by operating activities	$3,125	$4,704
Net cash used in investing activities	(154)	(460)
Net cash used in financing activities	(1,922)	(5,767)

Net increase (decrease) in cash and cash equivalents	1,049	(1,523)

Calculation of SOI (Unaudited):

	Three Months Ended March 31,
	2009	2008
Net revenue	$22,563,868	$29,367,381
Station operating expenses	(17,186,798)	(21,302,577)

SOI	$5,377,070	$8,064,804

Reconciliation of SOI to Net Income (Unaudited):

	Three Months Ended March 31,
	2009	2008
SOI	$5,377,070	$8,064,804

Corporate general and administrative	(2,139,135)	(2,521,262)

Depreciation and amortization	(730,937)	(715,948)

Interest expense	(2,015,665)	(2,674,605)
Loss on extinguishment of long-term debt	(525,000)	—
Other non-operating expenses	(33,586)	(222,000)
Interest income	78,577	103,922
Other non-operating income	3,750	39,894
Income tax expense	(7,130)	(888,017)

Net income	$7,944	$1,186,788

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